Exhibit 95

MINE SAFETY DISCLOSURE

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires domestic mine operators to disclose violations and orders issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the federal Mine Safety and Health Administration (“MSHA”). We do not act as the owner of any mines but we may act as a mining operator as defined under the Mine Act where we may be an independent contractor performing services or construction of such mine. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by MSHA.

The following table provides information for the 2nd Quarter ending June 30, 2014.

Mine (1)	Mine Act §104 Violations (2)	Mine Act §104 (b) Orders (3)	Mine Act §104 (d) Citations and Orders (4)	Mine Act §110 (b)(2) Violations (5)	Mine Act §107 (a) Orders (6)	Proposed Assessments from MSHA (In dollars ($)	Mining Related Fatalities	Mine Act §104€ Notice (yes/no) (7)	Pending Legal Action before Federal Mine Safety and Health Review Commission (yes/no)
2nd Quarter Ending June 30, 2014
Barrick Cortez Inc.	0	0	0	0	0	$0	0	No	No
Gibson South	0	0	0	0	0	$0	0	No	No
Riveredge Mine	0	0	0	0	0	$0	0	No	No
White Oak Mine No. 1	0	0	0	0	0	$0	0	No	No
Riverview	0	0	0	0	0	$0	0	No	No
Sugar Camp 1	0	0	0	0	0	$0	0	No	No
Buchanan Mine #1	3	0	0	0	0	$6,917	0	No	No
Wilson County Holdings	1	0	0	0	0	$0	0	No	No

(1) United States mines.

(2) The total number of violations received from MSHA under §104 of the Mine Act, which includes citations for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3) The total number of orders issued by MSHA under §104(b) of the Mine Act, which represents a failure to abate a citation under §104(a) within the period of time prescribed by MSHA.

(4) The total number of citations and orders issued by MSHA under §104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(5) The total number of flagrant violations issued by MSHA under §110(b)(2) of the Mine Act.

(6) The total number of orders issued by MSHA under §107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.

(7) A written notice from the MSHA regarding a pattern of violations, or a potential to have such pattern under §104(e) of the Mine Act.